As filed with the Securities and Exchange Commission on June 17, 2026

Registration No. 333-295955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

REGISTRATION STATEMENT Form S-8 (Registration No. 333-295955)

UNDER THE SECURITIES ACT OF 1933

Jowell global Ltd.

聚好全球股份有限公司

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2nd Floor, No. 285 Jiangpu Road Yangpu District, Shanghai, China	200082
(Address of Principal Executive Offices)	(Zip Code)

Jowell Global Ltd.

2026 Omnibus Equity Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

800-221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey Li

FisherBroyles, LLP

1200 G Street, NW

Washington, D.C. 20005

(202) 830-5905

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-295955) of Jowell Global Ltd. (the “Company”) is being filed to correct an error of the name of the Company’s 2026 Omnibus Equity Plan in the offering notes No. 1 of the Exhibit 107 Calculation of Filing Fee Table of the Registration Statement filed with the Securities and Exchange Commission on May 15, 2026, amended on June 10, 2026 (the “Original Registration Statement”).

The Company’s name of the 2026 Omnibus Equity Plan in the offering notes No. 1 of Exhibit 107 Calculation of Filing Fee Table of the Original Registration Statement inadvertently stated the wrong company name and the correct name is Jowell Global Ltd. 2026 Omnibus Equity Plan.

This Post-Effective Amendment No. 2 is being filed solely to correct the Company’s name of 2026 Omnibus Equity Plan in the offering notes No. 1 of Exhibit 107 Calculation of Filing Fee Table of the Original Registration Statement. No other changes have been made to the Original Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Jowell Global Ltd. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents filed with Securities and Exchange Commission (the “Commission”):

1.	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the Commission on April 30, 2026;

2.	The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-40145) filed with the Commission on March 2, 2021, including all amendments or reports filed by us for the purpose of updating those descriptions.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicated that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting the Company at the following address:

Jowell Global Ltd.

2nd Floor, No. 285 Jiangpu Road

Yangpu District, Shanghai, China

Tel: + (86) 21 6566-5306

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s third amended and restated articles of association, adopted by its shareholders on October 25, 2023 provides that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons in their capacity as such, other than by reason of their own dishonesty, willful default, or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.17 to the Registrant’s registration statement on Form F-1 (File No. 333-250889), as amended, initially filed with the Commission on November 23, 2020, the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
3.1	The Third Amended and Restated Memorandum and Articles of Association of the Company (incorporated herein by reference to Exhibit 99.1 to Form 6-K filed with SEC on October 30, 2023).
5.1*	Opinion of Maples and Calder (Hong Kong) LLP
23.1*	Consent of Enrome LLP
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (incorporated herein by reference to Exhibit 24.1 to Form S-8 filed with SEC on May 15, 2026)
99.1	Jowell Global Ltd. 2026 Omnibus Equity Plan. (incorporated herein by reference to Exhibit 99.1 to Form S-8 filed with SEC on May 15, 2026)
107**	Calculation of Filing Fee Table

*	Filed herewith.
**	Previously filed

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment No.2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, People’s Republic of China on June 17, 2026.

Jowell Global Ltd. (Registrant)

By:	/s/ Haiting Li
Haiting Li
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Haiting Li	Chief Executive Officer, Director and Chairman of the Board	June 17, 2026
Haiting Li	(Principal Executive Officer)

/s/ *	Chief Financial Officer	June 17, 2026
Lu Qian	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Director and Vice President	June 17, 2026
Dan (Jessie) Zhao

/s/ *	Director	June 17, 2026
William Morris

/s/ *	Director	June 17, 2026
Y. Tristan Kuo

/s/ *	Director	June 17, 2026
Haitao Wang

*By:	/s/ Haiting Li
Haiting Li
Attorney in Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jowell Global Ltd. has signed this registration statement or amendment thereto in New York, New York on June 17, 2026.

Authorized U.S. Representative - Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President